As filed with the Securities and Exchange Commission on May 14, 2021

Registration No. 333-

United states
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Capital City Bank Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-2273542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

217 North Monroe Street

Tallahassee, FL 32301

(Address of Principal Executive Offices) (Zip Code)

2021 Associate Incentive Plan

2021 Associate Stock Purchase Plan

2021 Director Stock Purchase Plan

(Full Title of Plans)

J. Kimbrough Davis Chief Financial Officer 217 North Monroe Street Tallahassee, FL 32301 (850) 402-7820	Copies to: Gregory K. Bader, Esq. Gunster, Yoakley & Stewart, P.A. 450 East Las Olas Blvd., Suite 1400 Fort Lauderdale, FL 33301 (954) 713-6407

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☒	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	300,000	(3)	$25.83	$7,749,000	$845.42
Common Stock, $0.01 par value per share	400,000	(3)	$25.83	$10,332,000	$1,127.23
Common Stock, $0.01 par value per share	700,000	(3)	$25.83	$18,081,000	$1,972.64
Total Registration Fee					$3,945.29

(1)	This Registration Statement relates to the following three benefit plans (the “Plans”): 300,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), of the Registrant that may be issued under the 2021 Director Stock Purchase Plan; 400,000 shares of Common Stock that may be issued under the 2021 Associate Stock Purchase Plan; and 700,000 shares of Common Stock that may be issued under the 2021 Associate Incentive Plan.
(2)	The Proposed Maximum Offering Price Per Share was established solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (“Securities Act”) based on the average high and low price of the Registrant’s Common Stock on May 10, 2021, as reported by the NASDAQ Stock Market.
(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement includes an indeterminate number of shares of the Registrant’s Common Stock that may be issuable as a result of adjustments for stock splits, stock dividends, and similar transactions.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Capital City Bank Group, Inc., a Florida corporation (the “Registrant” or the “Company”), relating to the shares of the Company’s Common Stock to be offered pursuant to the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions in Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) the Company’s latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2021 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s latest annual report or prospectus referred to in (a) above; and

(c) the description of the Company’s Common Stock set forth:

(i) Under the heading “Description of Capital City Capital Stock”, included in the Company’s Registration Statement on Form S-4, filed with the Commission on March 7, 2005 (Registration No. 333-123174);

(ii) In the Amended and Restated Articles of Incorporation of the Company, filed with the Commission as Exhibit 3.1 to the Registrant’s Form 8-K filed on May 3, 2021 (Registration No. 000-13358);

(iii) In the Amended and Restated Bylaws of the Company, filed with the Commission as Exhibit 3.2 to the Registrant’s Form 8-K filed on May 3, 2021 (Registration No. 000-13358); and

(iv) In any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Regulation FD disclosure furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes any of the following: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not meet the relevant standard of conduct described in Section 607.0851 of the FBCA. A corporation also has the power to indemnify a director or an officer in connection with a proceeding by or in the right of the corporation for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA also provides, under Section 607.0852, that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. Further, under Section 607.0853 of the FCBA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any provision of its articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise. However, under Section 607.0859, indemnification or advancement of expenses may not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

Under the Company’s Bylaws, the Company generally may indemnify its directors and officers to the fullest extent permitted by applicable law. However, Section 7.6 of the Company’s Bylaws does limit an officer’s or director’s ability to receive reimbursement for certain expenses in the event that the officer or director enters into a plea of guilty or nolo contendere (or its equivalent) to a felony charge arising out of misconduct committed by such person in his or her capacity as a (a) director, officer, employee, or agent of the Company; (b) director, officer, employee, or agent of, or in a similar capacity with respect to, any subsidiary or joint venture of the Company or other entity or enterprise referred to in Sections 7.2 or 7.3 of the Company’s Bylaws; or (c) fiduciary, trustee, or administrator or in a similar capacity with respect to any employee benefit plan or other plan or program sponsored by the Company or any subsidiary of the Company).

In addition, the Company maintains directors’ and officers’ liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles, and other conditions set forth in the policy.

Federal banking law, which is applicable to the Company as a bank holding company and to the Company’s banking subsidiaries as insured depository institutions, limits the Company’s and its banking subsidiaries’ ability to indemnify their directors and officers. Neither the Company nor its banking subsidiaries may make, or agree to make, indemnification payments to an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action the indemnitee is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the Company or its banking subsidiaries’ affairs, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Company or its banking subsidiaries, as applicable, may indemnify officers and directors only if the respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith, (ii) determines after investigation that making indemnification payments would not affect the Company’s safety and soundness or the safety and soundness of its banking subsidiaries, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Company or its banking subsidiaries, as the case may be, for any indemnity payments which turn out to be impermissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

4.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on May 3, 2021) (Registration No. 000-13358)

4.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on May 3, 2021) (Registration No. 000-13358)

4.3	Capital City Bank Group, Inc. 2021 Director Stock Purchase Plan +

4.4	Capital City Bank Group, Inc. 2021 Associate Stock Purchase Plan +

4.5	Capital City Bank Group, Inc. 2021 Associate Incentive Plan +

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. +

23.1	Consent of Ernst & Young LLP +

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1) +

+ Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with and furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tallahassee, Florida, on May 14, 2021.

CAPITAL CITY BANK GROUP, INC.

By:	/s/ J. Kimbrough Davis
J. Kimbrough Davis
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William G. Smith, Jr.	Chairman and Chief Executive Officer and Director	May 14, 2021
William G. Smith, Jr.	(Principal Executive Officer)

/s/ J. Kimbrough Davis	Executive Vice President and Chief Financial Officer	May 14, 2021
J. Kimbrough Davis	(Principal Financial and Accounting Officer)

/s/ Robert Antoine		May 14, 2021
Robert Antoine	Director

/s/ Thomas A. Barron		May 14, 2021
Thomas A. Barron	Director

/s/ Allan G. Bense		May 14, 2021
Allan G. Bense	Director

/s/ Stanley W. Connally, Jr.		May 14, 2021
Stanley W. Connally, Jr.	Director

/s/ Cader B. Cox III		May 14, 2021
Cader B. Cox III	Director

/s/ Marshall M. Criser III		May 14, 2021
Marshall M. Criser III	Director

/s/ J. Everitt Drew		May 14, 2021
J. Everitt Drew	Director

/s/ Eric Grant		May 14, 2021
Eric Grant	Director

/s/ Laura L. Johnson		May 14, 2021
Laura L. Johnson	Director

/s/ John G. Sample, Jr.		May 14, 2021
John G. Sample, Jr.	Director

INDEX TO EXHIBITS

4.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on May 3, 2021) (Registration No. 000-13358)

4.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on May 3, 2021) (Registration No. 000-13358)

4.3	Capital City Bank Group, Inc. 2021 Director Stock Purchase Plan +

4.4	Capital City Bank Group, Inc. 2021 Associate Stock Purchase Plan +

4.5	Capital City Bank Group, Inc. 2021 Associate Incentive Plan +

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. +

23.1	Consent of Ernst & Young LLP +

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (contained in Exhibit 5.1) +

+ Filed herewith.